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                                                                     Exhibit 99B
                                TRUST AGREEMENT


       This Trust Agreement is made and entered into this 16th day of February, 1996, by and between Leo E. Whitson, as grantor (the "Grantor"), and Leo E. Whitson, as trustee.


                                   Article I

                               CREATION OF TRUST

       The Grantor has assigned, transferred, and delivered to the trustee the property described on Exhibit A attached hereto and incorporated herein by reference ("trust assets"). In consideration of the mutual covenants made below, the Grantor and the trustee agree that the trustee shall hold the trust assets and all proceeds and accumulations with respect to the trust assets, according to the terms of this Agreement. The trusts established under this Agreement shall collectively be known as the "Leo E. Whitson 1996 Trust" ("Trust").


                                   Article II

                           NO ADDITIONS TO THE TRUST

       The trustee shall not accept any additional contributions to any trust under this Agreement.


                                  Article III

                             DISPOSITIVE PROVISIONS

       The Grantor intends that the interests of the Grantor and the Grantor's spouse, Jean W. Whitson ("Grantor's Spouse"), under this Article be "qualified annuity interests" under Section 2702(b)(1) of the Code and the related provisions of Treasury Regulation Section 25.2702-3(b) and (d), and all provisions of this Agreement shall be interpreted accordingly. The trust assets shall be administered as follows:

       A. Grantor's Qualified Annuity Interest. From the date of this Agreement until the second (2nd) anniversary of this Agreement or the Grantor's death, whichever is earlier ("Trust Term"), the Trustee shall pay the Annuity Amount (defined below) to Grantor or, if the Grantor is not then living, to the Grantor's estate (the Grantor or the Grantor's estate hereinafter referred to as the "Annuitant"). The Annuity Amount for each year shall be the following percentages of the initial fair market value of the assets contributed to the Trust as finally determined for federal gift tax purposes:

                    Year in Which                         Percentage of Initial
               Anniversary Date Falls:                      Fair Market Value
               -----------------------                      -----------------
                        1997                                     49.0550%
                        1998                                     58.8660%

The trustee shall pay the Annuity Amount to the Annuitant in equal quarterly installments on the day preceding the day of the month in which this Agreement is executed in February, May, August, and November (the first such installment to be on the above designated day in May of 1996).

       B. Distribution Upon Expiration of Trust Term if Grantor is Living. If the Grantor is living upon expiration of the Trust Term, the trustee, after paying to the Annuitant the remaining Annuity Amount, shall distribute the remaining trust assets as follows:





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              (1)    to Donald E. Whitson if he is then living; or

              (2) if Donald E. Whitson is not then living, to the then living lineal descendants, per stirpes, of Donald E. Whitson; or

              (3) if none of the lineal descendants of Donald E. Whitson are then living, the trustee shall divide the remaining trust assets into two equal parts ("Part A" and "Part B") and shall distribute Part A and Part B as follows:

                     a.     the trustee shall distribute Part A as follows:

                            (i)    to Melanie Whitson Vaughn if she is then
living; or

                            (ii)   if Melanie Whitson Vaughn is not then
living, to the then living lineal descendants, per stirpes, of Melanie Whitson Vaughn; or

                            (iii)  if none of the lineal descendants of Melanie
Whitson Vaughn are then living, to those persons who would inherit from the Grantor under the laws of intestate succession then in effect in the State of Texas if the Grantor had died at such time a single person without descendants.

                     b.     the trustee shall distribute Part B as follows:

                            (i)    to the Jean W. Whitson Trust (to be held
subject to the provisions of the Jean W. Whitson Trust) if Jean W. Whitson is then living; or

                            (ii)   if Jean W. Whitson is not then living, to
Melanie Whitson Vaughn; or

                            (iii)  if Melanie Whitson Vaughn is not then
living, to the then living lineal descendants, per stirpes, of Melanie Whitson Vaughn; or

                            (iv)   if none of the lineal descendants of Melanie
Whitson Vaughn are then living, to those persons who would inherit from the Grantor under the laws of intestate succession then in effect in the State of Texas if the Grantor had died at such time a single person without descendants.

Notwithstanding the foregoing, if at the time of such distribution any such lineal descendant of a deceased child of the Grantor is under the age of thirty
(30), then the distribution which, but for this sentence, would have been made to such lineal descendant of a deceased child of the Grantor instead shall be distributed to the trustee of the Contingent Trusts, to be held in trust for that person under the provisions of the Contingent Trusts.

       C. Distribution Upon Expiration of Trust Term if Grantor is Not Living. If the Trust Term terminates due to the Grantor's death prior to the second (2nd) anniversary of this Agreement ("Anniversary Date"), the trustee shall pay to the Grantor's estate any part of the Annuity Amount that is accrued and undistributed at the Grantor's death based on a daily proration
through the date of the Grantor's death.   The remaining trust assets shall be
administered under either paragraph D or paragraph E of this Article, as the case may be.

       D. Distribution Upon Death of Grantor Before Anniversary Date if Grantor is Survived by Grantor's Spouse and if Marital Trust is not Revoked.

              (1) Revocable Contingent Marital Trust. If the Grantor dies prior to the Anniversary Date and is survived by the Grantor's Spouse, the trustee shall hold the remaining trust assets in trust for benefit of the Grantor's Spouse, and such trust shall be known as the Marital Trust.





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              (2)    Right to Revoke Marital Trust.  Notwithstanding
subparagraph (1) of this paragraph, the Grantor may revoke the provisions for the Grantor's Spouse contained in this paragraph D either by notice to the trustee or by his will; to the extent the Grantor revokes the Grantor's Spouse's interest under this paragraph D, this Agreement shall be administered under paragraph E of this Article as if the Grantor's Spouse had predeceased
the Grantor.   To the extent the Grantor has not revoked the interest of the
Grantor's Spouse, the trustee shall administer the Marital Trust as follows:

                     a. Payment of Annuity Amount. The trustee shall pay, until the first to occur of (i) second (2nd) anniversary of the Grantor's death or (ii) the death of the Grantor's Spouse ("Marital Trust Term"), to the Grantor's Spouse or, if the Grantor's Spouse is deceased, to the Grantor's Spouse's estate ("Marital Trust Annuitant"), the Marital Trust Annuity Amount that shall equal the following:

                            (i)    For the year of the Grantor's death, the
portion of the Annuity Amount that is not payable to the Grantor or the Grantor's estate by reason of the Grantor's death; and

                            (ii)   For each subsequent full year beginning
after the year in which Grantor died, an Annuity Amount equal to the prior year's Annuity Amount that is increased by twenty percent (20%).

The trustee shall pay the Marital Trust Annuity Amount to the Marital Trust Annuitant in equal quarterly installments on the day of the month in which the Grantor died.

                     b. Payment of Income. Beginning on the date of the Grantor's death and continuing for the lifetime of the Grantor's Spouse, the trustee shall also pay the income of the Trust which exceeds the Annuity Amount payable for that year (if any) to or for the benefit of the Grantor's Spouse at least annually.

                     c. General Power of Appointment. The Grantor's Spouse shall have the power to appoint all or any part of the income or principal of the Marital Trust to any persons or organizations, including herself, her creditors, her estate, or creditors of her estate, by deed or deeds during the Grantor's Spouse's life or by will at her death.

                     d. Disposition of Principal. The Marital Trust shall terminate upon the Grantor's Spouse's death. The trustee shall distribute all remaining properties of the Marital Trust not passing pursuant to a valid exercise of the general power of appointment granted to the Grantor's Spouse as follows:

                            (i)    to Donald E. Whitson if he is then living;
or

                            (ii)   if Donald E. Whitson is not then living, to
the then living lineal descendants, per stirpes, of Donald E. Whitson; or

                            (iii)  if none of the lineal descendants of Donald
E. Whitson are then living, to Melanie Whitson Vaughn if she is then living; or

                            (iv)   if Melanie Whitson Vaughn is not then
living, to the then living lineal descendants, per stirpes, of Melanie Whitson Vaughn; or

                            (v)    if none of the lineal descendants of Melanie
Whitson Vaughn are then living, to those persons who would inherit from the Grantor under the laws of intestate succession then in effect in the State of Texas if the Grantor had died at such time a single person without descendants.

Notwithstanding the foregoing, if at the time of such distribution any such lineal descendant of a deceased child of the Grantor is under the age of thirty
(30), then the distribution which, but for this sentence, would have been made to such lineal descendant of a deceased child of the Grantor instead shall be





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distributed to the trustee of the Contingent Trusts, to be held in trust for that person under the provisions of the Contingent Trusts.

                     e. Marital Trust Assets. If the Marital Trust consists of any unproductive property, the Grantor's Spouse may require the trustee to either make the property productive or convert it to productive property within a reasonable time.

       E. Distribution Upon Death of Grantor Before Anniversary Date if Grantor's Spouse Predeceased Grantor or if Marital Trust Revoked. If the Grantor dies prior to Anniversary Date and if either (i) the Grantor has revoked the Marital Trust provided for the Grantor's Spouse or (ii) the Grantor's Spouse does not survive the Grantor, then the Annuity Amount shall be paid to the Grantor's estate until the Anniversary Date. Following the Anniversary Date, the trust assets subject to the revocation or the remaining trust assets, as the case may be, shall be distributed to, or in trust for, such appointees as the Grantor may appoint by will. In the absence of such appointment, the remaining trust assets shall be distributed pursuant to paragraph B of Article III determined as if the Grantor were living on the Anniversary Date.

       F. Specific Trustee Directions. The trustee shall abide by the following terms and conditions in administering the trusts under this Article.

              (1) Prorated Annuity Amount. The trustee shall prorate the Annuity Amount and the Marital Trust Annuity Amount on a daily basis for any short period (of less than 12 months) of the Trust Term and the Marital Trust Term, in the manner prescribed by section 25.2702-3(b)(3) of the Regulations.

              (2) Source of Payment. Both the Annuity Amount and the Marital Trust Annuity Amount shall be paid from income and, to the extent income is insufficient, from principal.

              (3) Distributions. The trustee shall not make any distributions from the Trust to or for the benefit of anyone other than the Grantor during the Trust Term while the Grantor is living. The trustee shall not make any distributions from the Marital Trust to or for the benefit of anyone other than the Grantor's Spouse while the Grantor's Spouse is living.

              (4) Fiscal Year. The fiscal year and tax year of the Trust shall be a calendar year.

              (5) Incorrect Valuation. If the initial net fair market value of the trust assets (or the Marital Trust assets) is determined incorrectly, then, within a reasonable period of time after the final determination of the correct value, the trustee shall pay (in the case of an undervaluation) to the Annuitant or Marital Trust Annuitant, as the case may be, or the Annuitant or Marital Trust Annuitant, as the case may be, shall pay (in the case of an overvaluation) to the trustee an amount equal to the difference between the Annuity Amount (or the Marital Trust Annuity Amount) properly payable and the Annuity Amount (or the Marital Trust Annuity Amount) actually paid.

              (6) Reimbursement for Income Tax Liability. The trustee shall reimburse the Grantor for that portion of the Grantor's income tax liability that is attributable to the excess of trust income (including capital gain) over the amount actually distributed.

              (7) Commutation Prohibited. Commutation of either the Annuitant's or Marital Trust Annuitant's interest in any trust established under this Article at any time is expressly prohibited.

              (8) Qualified Retained Annuity Trust. No power, right or duty under this Agreement shall be effective or exercisable to the extent to which it would cause the Grantor's or the Grantor's Spouse's retained annuity interests hereunder to fail to qualify as a "qualified annuity interest" under
Section 2702(b)(1) of the Code.





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       G.     Grantor's Power of Substitution.  Notwithstanding any other provision of this Agreement, at any time during the Trust Term, the Grantor shall have the power, exercisable in a nonfiduciary capacity, (either personally or by an attorney-in-fact under a power of attorney expressly referring to this power) without the consent or approval of any person in any capacity, to reacquire any property held by the Trust by substituting other property having the same fair market value (determined without regard to the nature of the assets or the interests or desires of any beneficiary (including the relative value of the asset to any person having an interest in this trust)). The Grantor intends that during the Trust Term the Grantor shall be treated as the owner of the entire Trust for income tax purposes under Subpart E, Part I, Subchapter J, Chapter 1 of the Code.


                                   Article IV

                             THE CONTINGENT TRUSTS

       All properties held in a trust for a lineal descendant of a deceased child of the Grantor under this Article pursuant to any provision of this Agreement shall be held in one separate trust for that person. As used or applied below in this Article with respect to each trust, the term "the beneficiary" refers to that person for whom the trust is held. Each trust shall be named after the beneficiary thereof. The trusts described in this Article shall be known collectively as the "Contingent Trusts". Each of those trusts shall be held under the following provisions:

       A. Income and Principal. The trustee, in its sole discretion, may accumulate all or any part of the net income of the trust and may distribute all or any part of the net income and principal of the trust to the beneficiary, in such amounts as the trustee may determine is necessary for his health, education (including college and professional school), maintenance, or support in his accustomed manner of living. In exercising its discretion with respect to distributions of income and principal under this paragraph, the trustee shall take into consideration all resources available to the beneficiary and the obligation of any person to support him. The trustee may accumulate and add to principal any net income not distributed during a trust fiscal year.

       B. Termination. When the beneficiary attains age thirty (30), the trust shall terminate and the trustee shall distribute all remaining properties of the trust to the beneficiary. If the beneficiary should die prior to attaining age thirty (30), the trust shall terminate upon the beneficiary's death and the trustee shall distribute all remaining properties of the trust as follows:

              (1) to the beneficiary's then living lineal descendants, per stirpes; or

              (2) if there are none, to the then living lineal descendants, per stirpes, of the beneficiary's ancestor who is a child of the Grantor; or

              (3) if there are none, to the Grantor's then living lineal descendants, per stirpes; or

              (4) if there are none, to those persons who would inherit from the Grantor under the laws of intestate succession then in effect in the State of Texas if the Grantor had died at such time a single person without descendants.

Notwithstanding the above, if any property would pass under the previous part of this paragraph to a lineal descendant of the Grantor who is then the beneficiary of a trust created by this Article, that property instead shall be retained by the trustee and added to the properties of that trust.





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                                   Article V

                           THE JEAN W. WHITSON TRUST

       The trust described in this Article shall be known as the Jean W. Whitson Trust and shall be held under the following provisions:

       A. Income and Principal. The trustee, in its sole discretion, may accumulate all or any part of the net income of the Jean W. Whitson Trust and may distribute all or any part of the net income and principal of the Jean W. Whitson Trust to the Grantor's Spouse as the trustee in its sole discretion may determine is necessary for the Grantor's Spouse's health, maintenance, or support in the Grantor's Spouse's accustomed manner of living. In exercising its discretion with respect to distributions of income and principal under this paragraph, the trustee may consider other resources available to the Grantor's Spouse. The trustee shall accumulate and add to principal any net income not distributed during a trust fiscal year.

       B. Disposition of Principal. The Jean W. Whitson Trust shall terminate upon the Grantor's Spouse's death. The trustee then shall distribute the remaining property of the Jean W. Whitson Trust as follows:

              (1)    to Melanie Whitson Vaughn if she is then living; or

              (2) if Melanie Whitson Vaughn is not then living, to the then living lineal descendants, per stirpes, of Melanie Whitson Vaughn; or

              (3) if none of the lineal descendants of Melanie Whitson Vaughn are then living, to those persons who would inherit from the Grantor under the laws of intestate succession then in effect in the State of Texas if the Grantor had died at such time a single person without descendants.

Notwithstanding the foregoing, if at the time of such distribution any such lineal descendant of a deceased child of the Grantor is under the age of thirty
(30), then the distribution which, but for this sentence, would have been made to such lineal descendant of a deceased child of the Grantor instead shall be distributed to the trustee of the Contingent Trusts, to be held in trust for that person under the provisions of the Contingent Trusts.


                                   Article VI

                              TRUST ADMINISTRATION

       Except as otherwise provided in this Agreement and only to the extent not inconsistent with the qualification of the Grantor's and the Grantor's Spouse's interests in this Trust as "qualified annuity interests" under Section 2702(b)(1) of the Code, the following provisions shall apply in connection with the administration of each trust and the properties of each trust under this
Agreement:

       A. Governing Law. Except as otherwise provided in this Agreement, each trust shall be governed, construed, and administered under, and the rights, powers, duties, and liabilities of the trustee shall be as provided under, the Texas Trust Code and other laws of the State of Texas in effect at any applicable time.

       B. Standard for Management and Investment. The trustee shall manage the trust properties and may invest and reinvest in property of any character, upon such terms and conditions and for such lengths of time as the trustee shall deem proper in its judgment and discretion, without any limitation upon its power to do so and without being limited to investments authorized by law or custom for the investment of trust properties.





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       C.     Retention of Assets.  The trustee may retain any property
transferred to the trustee under this Agreement or otherwise by a Grantor or testator, whether or not a proper investment under law or custom, regardless of the nature of that property and regardless of any requirement to diversify investments, which requirement is negated as to that property.

       D. Execution of Documents. The trustee is authorized to execute any instrument or enter into any contract or undertake any other action necessary or advisable in its judgment to exercise any power the trustee has or to manage or use the trust properties in a businesslike manner.

       E. Partitions. In connection with any distribution from a trust or transfer between trusts or in any other instance when the trustee deems a partition advisable, the trustee may partition trust properties in kind or in money or both and may make such distribution or transfer accordingly. The trustee may make distributions of principal, in accordance with the provisions of this Agreement, consisting of undivided interests. The trustee may make any partition or distribution on a non-pro rata basis so that the persons or entities affected may receive different properties with federal income tax bases not corresponding to the ratio of such partition or distribution (but with fair market values so corresponding), and the trustee shall value such properties as of the date of distribution.

       F. Undivided Interests. The trustee may make and retain joint investments and investments of undivided interests in any property. For convenience in administration, the trustee may mingle any or all of the properties of two or more separate trusts hereunder, by holding such properties in one or more consolidated funds in which the separate trusts shall have undivided interests.

       G. Sale or Disposition of Trust Property. The trustee is authorized, upon such terms and conditions as the trustee alone may determine, to sell property, to exchange property, to lease property, to negotiate instruments by any form of endorsement, to grant or take licenses, and to give warranties and representations (which warranties and representations shall be binding only with respect to the trust estate involved and not upon the trustee or any beneficiary personally or corporately).

       H. Investments. The trustee shall have full power and authority to invest and reinvest the properties of a trust in any property (real, personal, or mixed) including, without limitation, securities of domestic and foreign corporations and investment trusts, bonds, preferred stocks, common stocks, mortgage participations, interests in common trust funds, and real property, regardless of diversification or other limitations imposed by law. The trustee may purchase property on credit upon such terms and conditions as is advisable in the judgment of the trustee for the advantageous administration of the trust.

       I. Real Property. The trustee may invest and reinvest in real property; improve or develop real property; construct, alter, or repair buildings or structures on real property; settle boundary lines; grant easements and other rights of way; and dedicate or convey land for public purposes.

       J. Businesses. The trustee may engage in any business in any form; commence, continue, terminate, or liquidate any business; form partnerships or corporations with any persons or entities; subscribe for stock or other securities; and contribute any property to any partnership or corporation for an interest therein.

       K. Stock Powers. The trustee may vote stock in person or by proxy; exercise any right, privilege, or power with respect to stock; exercise stock options; vote stock in favor of or against any merger, consolidation, liquidation, reorganization, recapitalization, or refinancing; and hold stock in any bank or trust company serving as a fiduciary hereunder or in any company holding stock in such bank or trust company, and may purchase additional shares of such stock.

       L. Lending and Borrowing. The trustee is authorized to lend money, with or without security, upon such terms and conditions and for such lengths of time as the trustee alone may determine. The trustee may lend money to a beneficiary of a trust hereunder. The trustee may borrow money from any source (including the trustee) and in connection therewith, mortgage, pledge, or otherwise encumber





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any properties of a trust and may guarantee, indemnify, or otherwise obligate
(including by joint and several obligations) any property of a trust when the trustee, in its discretion, determines that it is necessary or desirable to do so in connection with the administration of or the carrying out of the purposes of any trust under this Agreement.

       M. Claims and Indebtedness. The trustee is authorized to abandon or release any cause of action; to pay or satisfy any debt or claim upon evidence deemed by the trustee to be sufficient; to extend the time of payment of any bond, mortgage, or other obligation or of any installment thereof, to hold any such obligation past maturity, and to consent to alteration of any terms of any such obligation; and to foreclose any security interest.

       N. Residence. The trustee may invest properties of a trust in a residence or retain an interest in any residence held in a trust and permit any current beneficiary of that trust and that beneficiary's guardian to occupy that residence without charge for rent. While any residence held in a trust is so occupied by a beneficiary, the trustee shall pay all insurance premiums, property taxes and assessments, reasonable maintenance and repair costs, and similar costs, out of the income or, if income is not sufficient, from the principal of that trust.

       O. Term of Transactions. The trustee is authorized to make the term of any transaction or contract or other instrument extend beyond the term of any trust involved and to continue to exercise each power after termination of each trust until final distribution of the properties thereof.

       P. Agents; Employees; Nominees. The trustee may employ attorneys, accountants, agents, brokers, investment advisors, engineers, geologists, and management firms whose services are reasonably necessary in the administration of a trust. The trustee may delegate to agents and employees any matter whether ministerial or discretionary and may act through such agents and employees and may register and carry any property in its own name or in the name of its nominee or hold it unregistered, but without thereby increasing or decreasing its liability as a fiduciary.

       Q. Expenses. The trustee is authorized before making any payment to deduct all necessary and reasonable expenses incident to the administration of each trust and the properties of each trust including any court costs and fees of attorneys and other professional persons.

       R. Reserves; Allocation of Receipts and Disbursements. The trustee may establish reasonable reserves out of the yield from depreciable, depletable, or other wasting properties. If the properties of a trust include an interest in a partnership, only that share of partnership net income that the partnership distributes to the trustee or that the trustee is entitled to withdraw from the partnership shall be characterized as income for the purpose of determining the income of the trust that is distributable to a beneficiary. As used or applied in this paragraph, the term "net income" does not include profits of a partnership that are in the nature of capital gains. In general, in case of reasonable doubt as to the allocation of receipts or disbursements between income and principal, the trustee may make such allocation as the trustee in its sole discretion deems advisable, all without personal liability to the trustee.

       S. Out-of-State Properties. With respect to property situated outside the State of Texas, the trustee may exercise any power granted to the trustee by this Agreement or the Texas Trust Code or any other laws of the State of Texas, each of which powers hereby expressly is granted to the trustee with respect to property situated outside the State of Texas.

       T. Successor Fiduciaries. The trustee shall not be obligated to examine or seek alteration of any account of any executor, administrator, or preceding trustee, nor shall the trustee be liable personally or corporately for failing to do so or for any act or omission of any executor, administrator, or preceding trustee. This paragraph, however, shall not prevent the trustee or anyone else from taking any action otherwise permissible in connection with any such account.





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
       U. Limitation on Liability. The trustee in carrying out its powers and performing its duties may act in its discretion and shall be personally or corporately liable only for fraud or acts or omissions in bad faith.

       V. Binding Effect. Any action the trustee takes in the exercise of discretionary powers granted to the trustee in this Agreement shall be binding upon the beneficiaries and all persons claiming from the beneficiaries.

       W. Tax Elections. The trustee is authorized to make any election under any tax law in the manner the trustee deems advisable, none of which elections shall result in the trustee's personal or corporate liability.


                                  Article VII

                             CONCERNING THE TRUSTEE

       A.     Succession of Trustees.

              (1) Trusts under Article III. If Leo E. Whitson for any reason should cease to serve as the trustee of any trust under this Agreement, Donald E. Whitson thereafter shall serve as the trustee of that trust. If Donald E. Whitson for any reason should fail or cease to serve as the trustee of any trust under this Agreement, Jean W. Whitson thereafter shall serve as the trustee of that trust. If Jean W. Whitson for any reason should fail or cease to serve as the trustee of any trust under this Agreement, Melanie Whitson Vaughn thereafter shall serve as the trustee of that trust.

              (2) Contingent Trusts and Jean W. Whitson Trust. Jean W. Whitson shall serve as the trustee of the Contingent Trusts and the Jean W. Whitson Trust. If Jean W. Whitson for any reason should fail or cease to serve as the trustee of any such trust, Raymond Grace thereafter shall serve as the trustee of that trust.

              (3) The Trustee Appointer. If the situation ever arises where any trust has no trustee serving or to commence serving in accordance with subparagraphs (1) or (2) of this paragraph, then in that event, the current beneficiary or beneficiaries of such trust who have reached the age of majority (acting together if there are two such beneficiaries or as a majority if there are more than two such beneficiaries) (the "Trustee Appointer") shall designate and appoint a successor trustee of that trust. The power to appoint a successor trustee shall be exercised by filing a written, acknowledged instrument in the deed records of Collin County, Texas, and delivering a copy to the trustee being appointed. No action by any court shall be required with respect to such appointment and this power may be exercised an unlimited number of times. Under this power, the Trustee Appointor can appoint or provide for successor trustees throughout the term of each such trust to the same extent the Grantor could have done so in this Agreement. Specifically, and without limitation, the Trustee Appointor can provide for co-trustees, a succession of trustees, and compensation not in excess of fair and reasonable amounts. If the situation ever arises where any trust has no trustee serving or to commence serving in accordance with the preceding part of this subparagraph, the Trustee Appointor may appoint another successor trustee of that trust in the manner prescribed above in this paragraph.

       B. Special Trustee. Notwithstanding any other provisions of this Agreement, if the trust assets consist of any shares of stock of a controlled corporation as described in Section 2036(b) of the Code and if the Grantor is acting as trustee, Donald E. Whitson (or if Donald E. Whitson for any reason should fail or cease to serve, Raymond Grace) shall serve as the "Special Trustee." The Special Trustee shall exercise sole and complete control over the right to vote any shares of stock of a controlled corporation as described in Section 2036(b) of the Code that are part of the trust assets.

       C. Bond and Compensation. No bond or other security shall be required of the trustee. No individual shall receive any compensation for services as trustee. Any bank or trust company serving as trustee shall be paid a fair, reasonable, and customary fee commensurate with services rendered. Each trustee shall receive reimbursement for reasonable expenses incurred in performing those services.

       D. Resignation. Any trustee may resign at any time by filing a written, acknowledged instrument in the deed records of Collin County, Texas, which filing immediately shall deprive such trustee of all powers as trustee hereunder. No person dealing with any trustee is obligated to examine such deed records, and any person shall be protected in all transactions with the trustee whether or not any such resignation has taken place.

       E. Self-Dealing. The trustee shall not be prohibited in any way in exercising its powers from making contracts or having dealings with itself as executor or trustee with respect to any estate or trust created by the Grantor, the Grantor's intent being to allow the management of such properties to be carried on for the best interests of each trust or estate without there being applied rules prohibiting a fiduciary from contracting or dealing with itself as a fiduciary of other properties.

       F. Annual Report. Within a reasonable period of time after the end of the fiscal year of each trust, the trustee shall prepare an annual report for that trust, which shall include a statement of property on hand at the end of the year, receipts and disbursements during the year, sales and purchases made during the year, and other information necessary to show the condition of the trust. The trustee shall deliver a copy of the annual report to each beneficiary who, in the discretion of the trustee, could have received income from that trust during the fiscal year covered by the report. If any such beneficiary is a minor, the trustee also shall deliver a copy of the annual report to the beneficiary's natural or legal guardian.

       G. Definition. As used or applied in this Agreement with respect to each trust, the term "trustee" refers to the one serving at any particular time as the trustee of that trust.

       H. Trustee's Support Obligation. Notwithstanding any other provision of this Agreement, no person serving as trustee shall have the power or authority to distribute income or principal of a trust in a manner that would discharge such person's legal obligation to support a beneficiary of the trust.


                                  Article VIII

                            IRREVOCABILITY OF TRUST

       Except as specifically provided in paragraph D(2) of Article III, this Agreement is irrevocable and may not be amended by the Grantor. The trustee acting alone shall amend the terms of this Agreement and restrict or remove any of the powers, duties, rights, and privileges of the trustee, the beneficiaries, or any other person in any manner required for the sole purpose of ensuring that the interests of the Grantor and the Grantor's Spouse qualify and continue to qualify as "qualified annuity interests" within the meaning of
Section 2702(b)(1) of the Code. Notice of any amendment or other change in the Agreement shall be given by the trustee to each adult beneficiary and the parent or guardian (or other appropriate representative designated by the court) of each minor beneficiary.


                                   Article IX

                          DECLARATIONS AND DEFINITIONS

       The following provisions shall apply to each of the preceding Articles, unless expressly provided otherwise:

       A. Gender and Plurals. Where appropriate, the use of any gender includes the other genders, and the use of either the singular or plural includes the other.

       B. Common Disaster. If the Grantor and the Grantor's Spouse die simultaneously under circumstances where there is no sufficient evidence to determine the order of their deaths, the Grantor shall be deemed to have survived the Grantor's Spouse.

       C. Notices. A notice must be in writing, signed by the person giving notice, and shall be effective when delivered or mailed (by regular mail) to the party to whom notice is to be given

       D. Powers of Appointment. The donee of a power of appointment under this Agreement may appoint properties outright or in trust, select the trustees, create new powers of appointment in others, impose conditions on such new powers of appointment, establish administrative powers, impose spendthrift provisions, and in general appoint by deed or by Will in any lawful manner. A power of appointment exercisable by Will shall be exercisable only by an instrument duly admitted to probate as a Will or codicil of the donee of that power. A power of appointment exercisable by deed shall be exercisable only by a written, acknowledged instrument, other than a Will, executed by the donee of the power and delivered to the trustee during the donee's lifetime. Any such instrument shall be ineffective unless it expressly exercises such power and specifically refers to such power. No exercise of any power of appointment, whether created under this Agreement or subsequently created under the exercise of any power derived therefrom, shall be exercised or exercisable so as to postpone the vesting of any estate or interest in property subject thereto or to suspend the absolute ownership or power of alienation of such property, beyond the expiration of twenty-one years after the death of the last survivor of the Grantor, the Grantor's Spouse, and the Grantor's lineal descendants in being at the date of this Agreement. After the death of the donee of a power of appointment exercisable by Will, the trustee may act in reliance upon a court order in any jurisdiction admitting an instrument to probate as the Will or codicil of the donee of the power or finding that such donee died intestate and may assume such donee died intestate if the trustee has no actual notice of the existence of a Will or of probate proceedings concerning the donee's estate within three months after such donee's death.

       E. Separate Property. Any property, including income, held for or paid to a beneficiary under this Agreement shall be owned by the beneficiary (beneficially, when held for the beneficiary) as separate property and not as community property, the Grantor' intent being that all property transferred under this Agreement, as well as all income from such property, is a gift from the Grantor.

       F. Children and Lineal Descendants. References to "child" and "children" mean a descendant or descendants in the first degree of the parent designated. References to "lineal descendants" mean descendants in any degree of the ancestor designated. As used in this Agreement, those terms shall include (i) a child born of a lawful marriage and (ii) a person deemed a child for the purposes of inheritance under Section 42 of the Texas Probate Code, as amended (other than a child adjudicated to be the child of a father by court decree). A child in gestation at the applicable time who is later born alive shall be considered a child in being at the applicable time. For purposes of this Agreement, a child adopted by judicial proceedings and that adopted child's lineal descendants (whether by blood or adoption by judicial proceedings) shall be considered lineal descendants of each adopting parent of that child and shall be considered lineal descendants of anyone who is by blood or adoption an ancestor of that adopting parent. Notwithstanding anything in this Agreement to the contrary, (i) the terms "child", "children", and "lineal descendants" shall not include any person adopted by judicial proceedings who is at the time of adoption eighteen (18) years of age or older and (ii) the term "lineal descendants" shall not include any lineal descendant of any such adopted person.

       G. Per Stirpes. A provision for property to pass to the lineal descendants of a designated person, per stirpes, means that the property shall pass equally to that person's children living at the applicable time or all to that person's child if only one is then living; provided that if any child of that person is not then living but has lineal descendants then living, the property which would have passed to that deceased child if he were then living shall pass instead to his lineal descendants then living, per stirpes; provided further that in determining the class comprised of such lineal descendants, no lineal descendants of a living person included in that class shall be included therein.

       H. The Code. As applied under this Agreement, unless otherwise required by the context, a reference to a provision of the "Code" is to that provision of the United States Internal Revenue Code of 1986 as then applicable and to the corresponding provision of any subsequent federal tax law.

       I. Titles and Headings. Titles of Articles and headings of paragraphs hereof are for administrative purposes only and do not constitute matter to be used in construing this Agreement.


                                   Article X

                                   ACCEPTANCE

       By joining in the execution of this Agreement, the trustee indicates its willingness to act as trustee of the trusts created under this Agreement.

       This Agreement is executed as of the day and year first above written.


                                        -----------------------------------
                                        Leo E. Whitson, Grantor


                                        -----------------------------------
                                        Leo E. Whitson, Trustee




STATE OF TEXAS       )
COUNTY OF COLLIN     )

       This instrument was acknowledged before me on the ______ day of ________________________, 1996, by Leo E. Whitson.



                                        -----------------------------------
                                        Notary Public, State of Texas


My Commission Expires:
                                        -----------------------------------
- -------------------------               Printed Name of Notary

                                   EXHIBIT A


       77,611 shares of common stock of Span Instruments, Inc.